ASSET PURCHASE AGREEMENT

BY AND BETWEEN

INTERNATIONAL RECTIFIER CORPORATION

AND

APA ENTERPRISES, INC.

________________

Dated as of March 9, 2006

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5.3	No Violation of Law and Agreements	6
5.4	No Litigation or Regulatory Action.	7
5.5	No Brokers	7
5.6	Financial Ability	7
SECTION 6.	ACTION PRIOR TO THE CLOSING DATE	7
6.1	Regulatory and Other Approvals	7
6.2	Investigation by Purchaser	7
6.3	Veeco Lease.	7
6.4	Designated Employees.	7
6.5	Reasonable Efforts	8
SECTION 7.	EMPLOYEES	8
7.1	Offer of Employment	8
7.2	No Third Party Beneficiaries.	8
SECTION 8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER	8
8.1	No Misrepresentation or Breach of Covenants and Warranties	8
8.2	Necessary Governmental Approvals	8
8.3	Deliveries by Seller	8
8.4	No Injunction	9
8.5	Employees.	9
SECTION 9.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER	9
9.1	No Misrepresentation or Breach of Covenants and Warranties	9
9.2	Necessary Governmental Approvals	9
9.3	Payment of Purchase Price	9
9.4	Delivery by Purchaser	9
9.5	No Injunction	9

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SECTION 10	TERMINATION	9
10.1	Termination	9
10.2	Effect of Termination	10
SECTION 11.	SURVIVAL AND INDEMNIFICATION	10
11.1	Survival of Covenants, Representations and Warranties	10
11.2	Indemnification By Seller	10
11.3	Indemnification by Purchaser	10
11.4	Notice of Claims.	10
11.5	Mitigation.	11
11.6	Subrogation.	11
11.7	Warranty	11
SECTION 12.	GENERAL PROVISIONS	11
12.1	Notices	11
12.2	Expenses	11
12.3	Confidentiality	12
12.4	Waiver	12
12.5	Amendment	12
12.6	No Third Party Beneficiary	12
12.7	No Assignment; Binding Effect	12
12.8	Headings	13
12.9	Invalid Provisions	13
12.10	Governing Law	13
12.11	Jurisdiction; Waiver of Jury Trial	13
12.12	Counterparts	13
12.13	Interpretation.	13
12.14	Entire Agreement	13
12.15	Circular 230 Disclaimer	13

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EXHIBITS

Exhibit A	Certain Definitions
Exhibit B	Patent and Technology License Agreement
Exhibit C	Consulting Agreement
Exhibit D	Bill of Sale

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SCHEDULES

Schedule 1.1(a)(i)	D180
Schedule 1.1(a)(ii)	Spare Parts
Schedule 1.1(a)(iii)	Consumables
Schedule 1.1(a)(iv)	Equipment
Schedule 1.1(a)(v)	GaN Intellectual Property
Schedule 4.3	Permitted Liens
Schedule 4.4	Assets
Schedule 4.5	Litigation or Regulatory Action
Schedule 4.7	Permits
Schedule 4.9	Benefit Plans for Designated Employees
Schedule 7.1	Designated Employees

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is entered into as of March 9th 2006, by and between International Rectifier Corporation, a Delaware corporation ("IR" or "Purchaser") and APA Enterprises, Inc., a Minnesota corporation ("APA" or "Seller"). (Purchaser and Seller may each be referred to herein as a "Party" and collectively as the "Parties." Capitalized terms have the meanings set forth in Exhibit A attached hereto.)

W I T N E S S E T H:

WHEREAS, Seller owns an Emcore D180 GaN MOCVD growth tool and related assets, including without limitation certain intellectual property, which it uses in the development and production of products utilizing Gallium Nitride ("GaN"); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, said growth tool and related assets described herein on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, it is hereby agreed as follows:

SECTION 1.   PURCHASE AND SALE OF ASSETS

1.1   Purchase and Sale of Assets.

(a)   Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Purchaser shall purchase from Seller, and Seller shall irrevocably sell, convey, transfer, assign and deliver to Purchaser, free and clear of all Encumbrances, all of Seller's rights, title and interest in and to the following assets, properties and rights, in each case to the extent existing as of the Closing Date (the "Assets"):

(i)   The Emcore D180 GaN MOCVD growth tool described on Schedule 1.1(a)(i) (the "D180"), presently installed at the facility of Veeco Compound Semiconductor Inc. ("Veeco") located at 4900 Constellation Drive, St. Paul, Minnesota 55127;

(ii)    The spare parts for the D180 set forth on Schedule 1.1(a)(ii) (the "Spare Parts");

(iii)   The consumable products intended for use with the D180 set forth on Schedule 1.1(a)(iii) (the "Consumables");

(iv)   The related equipment set forth on Schedule 1.1(a)(iv) (the "Equipment"); and

(v)    The know-how, technical information, patents, patent applications, disclosures and other Intellectual Property relating to GaN technology set forth on Schedule 1.1(a)(v) (the "GaN Intellectual Property").

(b)   Notwithstanding anything to the contrary herein, Seller shall not contribute, convey, assign, or transfer to Purchaser, and Purchaser shall not acquire or have any rights to acquire, any assets of Seller other than those specifically set forth on the Schedules identified in Section 1.1(a).

1.2   Purchase Price. Purchaser shall pay Seller, and Seller shall accept, in full payment for the Assets, at the Closing a purchase price of One Million and Nine Hundred Thousand dollars ($1,900,000) (the "Purchase Price"). At Closing, Purchaser shall pay the Purchase Price to Seller by means of a wire transfer of immediately available U.S. funds to one or more accounts designated in advance in writing by Seller to Purchaser.

1.3   Allocation of Purchase Price. The consideration for the Assets as determined for federal income tax purposes shall be allocated as provided in Treasury Regulation Section 1.1060-1(c).

SECTION 2.   ADDITIONAL AGREEMENTS

2.1   Prior to or at the Closing, Purchaser and Seller shall enter into a patent and technology license agreement, substantially in the form of Exhibit B (the "Patent and Technology License Agreement"), pursuant to which Purchaser shall grant Seller a license to use certain of the GaN Intellectual Property in applications greater than 1.0 GHz.

2.2   Prior to or at the Closing, Purchaser and Seller shall enter into a consulting agreement, substantially in the form of Exhibit C (the "Consulting Agreement"), pursuant to which Seller shall provide certain support services to Purchaser.

SECTION 3.   CLOSING

3.1   Closing Date. The Closing shall be consummated on a date and at a time agreed upon by Purchaser and Seller, but in no event later than the fifth (5th) Business Day after the conditions set forth in Sections 8 and 9 have been satisfied or waived, at the offices of International Rectifier Corporation, 233 Kansas Street, El Segundo, CA, 90245, or at such other place as shall be agreed upon by Purchaser and Seller. The time and date on which the Closing is actually held is referred to herein as the "Closing Date."

3.2   Purchaser's Closing Date Deliveries. Subject to fulfillment or waiver of the conditions set forth in Section 8, at the Closing, Purchaser shall deliver to Seller all of the following:

(a)   The Purchase Price, payable as provided in Section 1.2;

(b)   The Patent and Technology License Agreement, executed by a duly authorized officer of Purchaser;

(c)   The Consulting Agreement, executed by a duly authorized officer of Purchaser; and

(d)   Such other instruments and documents as Seller may reasonably deem necessary or as may be required to consummate the transactions contemplated hereby.

3.3   Seller's Closing Date Deliveries. Subject to fulfillment or waiver of the conditions set forth in Section 9, at the Closing, Seller shall deliver to Purchaser all of the following:

(a)   A Bill of Sale, substantially in the form of Exhibit D, executed by a duly authorized officer of Seller;

(b)   The Patent and Technology License Agreement, executed by a duly authorized officer of Seller;

(c)   The Consulting Agreement, executed by a duly authorized officer of Seller;

(d)   All other instruments, certificates, documents and filings (if applicable) necessary to provide Purchaser full ownership of the Assets; and

(e)   Such other instruments and documents as Purchaser may reasonably deem necessary or as may be required to consummate the transactions contemplated hereby.

3.4   Further Assurances. Subject to the terms and conditions of this Agreement, from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information, and take such other actions as may be reasonably necessary, to the extent permitted by Law, to fulfill its obligations under this Agreement.

SECTION 4.   REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to Purchaser as set forth below.

4.1   Organization of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Minnesota. Seller has the corporate power and authority to own and operate the Assets in the manner conducted immediately prior to the date of this Agreement.

4.2   Authority of Seller. Seller has the corporate power and authority to execute, deliver and perform this Agreement and the Transaction Agreements. The execution, delivery and performance of this Agreement and the Transaction Agreements by Seller have been duly authorized and approved by all necessary corporate action. This Agreement has been duly authorized, executed and delivered by Seller and (assuming the valid authorization, execution and delivery of this Agreement by Purchaser) is the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, and each of the Transaction Agreements has been duly authorized by Seller and upon execution and delivery by Seller (assuming the valid authorization, execution and delivery by each other party thereto) will be the legal, valid and binding obligation of Seller enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

4.3   No Violation of Law and Agreements. The execution and delivery by Seller of this Agreement and each Transaction Agreement, and the performance by Seller of its obligations hereunder or thereunder, does not and will not:

(a)   Violate any provisions of the certificate of incorporation or bylaws of Seller;

(b)   Violate any provision of applicable Law relating to Seller;

(c)   Except as set forth on Schedule 4.3, require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Authority; or

(d)   Except as set forth on Schedule 4.3, (i) require a consent, approval or waiver from, or notice to, any party to any material contract to which Seller is a party, or (ii) result in a material breach of, constitute a default under, result in the acceleration of material obligations, loss of material benefit or increase in any material Liabilities or fees under, or create in any party the right to terminate, cancel or materially modify, any agreement to which Seller is a party.

4.4   Assets. Seller owns, is in possession of, and has good and valid title to all of the Assets. All Assets are free and clear of all Liens, other than Liens disclosed in Schedule 4.4 ("Permitted Liens").

(a)   The D180 and all Equipment are in all material respects in good working order and condition, ordinary wear and tear excepted. The D180 has been installed on the Veeco premises in compliance with all applicable Laws and at all times has been operated in compliance with all applicable laws.

(b)   All of the Spare Parts and Consumables are new and unused and consist of a quality and quantity usable in the ordinary course of business consistent with past practices.

(c)   Seller owns the entire right, title and interest in and to the GaN Intellectual Property, free and clear or all Encumbrances. To the Knowledge of Seller, none of the GaN Intellectual Property infringes or violates, or constitutes a misuse or misappropriation of, any intellectual property rights of any Person or entity. Other than as set forth on Schedule 4.4, Seller has not granted rights to use any GaN Intellectual Property to any other Person. To the Knowledge of Seller, during the previous two (2) years no material Action has been taken or threatened, (A) alleging that any GaN Intellectual Property infringes on the intellectual property of another Person; or (B) challenging the ownership or validity of the GaN Intellectual Property. No Action is pending with respect to any GaN Intellectual Property and, to the Knowledge of Seller, there is no valid basis for any such Action.

(d)   Except as set forth on Schedule 4.4, there is no Action or Proceeding pending or, to the Knowledge of Seller, threatened, (a) which would delay the consummation of any of the transactions contemplated hereby; or (b) that questions the legality or propriety of the transactions contemplated by this Agreement or any of the Transaction Agreements.

4.5   No Litigation or Regulatory Action. Except as set forth on Schedule 4.5:

(a)   There is no Action or Proceeding pending or, to the Knowledge of Seller, threatened, against Seller which would reasonably be expected to prevent, or materially hinder or delay the consummation of any of the transactions contemplated hereby; and

(b)   There is no Action or Proceeding pending or, to the Knowledge of Seller, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement or any of the Transaction Agreements.

4.6   Taxes. None of the Assets is subject to any lien in favor of the United States pursuant to Section 6321 of the Code for nonpayment of federal Taxes, or any lien in favor of any state or locality pursuant to any comparable provision of state or local law, under which transferee liability might be imposed upon Purchaser as a buyer of such Assets pursuant to Section 6323 of the Code or any comparable provision of state or local law.

4.7   Permits. Schedule 4.7 sets forth all Permits owned, held or possessed by Seller that are necessary to entitle it to own, operate and use the Assets substantially as conducted on the date of this Agreement, except for such Permits as to which the failure to so own, hold or possess would not result in a Material Adverse Effect (herein collectively called "Governmental Permits").

4.8   Environmental Compliance.

(a)   In its use and operation of the Assets, Seller is and has been in compliance with all applicable Environmental Laws.

(b)   Seller possesses all Permits required under Environmental Laws for use and operation of the Assets except for such Permits that the failure to so hold or possess would not result in a Material Adverse Effect.

(c)   To the Knowledge of Seller, there has been no release of any Hazardous Substance in connection with the use or operation of the Assets that is in violation of or is reasonably likely to lead to any Liability arising under any Environmental Law.

(d)   Seller has not received any written notice of violation, nor is any Action pending or, to the Knowledge of Seller, threatened, asserting actual or potential Liability under any Environmental Law in respect of the use or operation of the Assets.

(e)   All environmental studies and audits conducted in relation to the Assets in the last two (2) years of which Seller has knowledge have been made available to Purchaser.

4.9   No Brokers. Except for the fees paid and payable by Seller to David Reamer, neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fees or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

SECTION 5.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to Seller as follows:

5.1   Organization of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Purchaser has the corporate power and authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.

5.2   Authority of Purchaser. Purchaser has the corporate power and authority to execute, deliver and perform this Agreement and each of the Transaction Agreements. The execution, delivery and performance of this Agreement and the Transaction Agreements by Purchaser have been duly authorized and approved by all necessary corporate action. This Agreement has been duly authorized, executed and delivered by Purchaser and (assuming the valid authorization, execution and delivery of this Agreement by Seller) is the legal, valid and binding agreement of Purchaser, enforceable in accordance with its terms, and each of the Transaction Agreements has been duly authorized by Purchaser and upon execution and delivery by Purchaser (assuming the valid authorization, execution and delivery by each other party thereto) will be the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

5.3   No Violation of Law and Agreements. The execution and delivery by Purchaser of this Agreement and each Transaction Agreement, and the performance by Purchaser of its obligations hereunder or thereunder, does not and will not:

(a)    Violate any provision of the certificate of incorporation or bylaws of Purchaser;

(b)   Violate any provision of applicable Law relating to Purchaser;

(c)   Require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Authority; or

(d)   (i) Require a consent, approval or waiver from, or notice to, any party to any material contract to which Purchaser is a party, or (ii) result in a material breach of, constitute a default under, result in the acceleration of material obligations, loss of material benefit or increase in any material Liabilities or fees under, or create in any party the right to terminate, cancel or materially modify, any agreement to which Purchaser is a party.

5.4   No Litigation or Regulatory Action.

(a)   There is no Action or Proceeding pending or, to the knowledge of Purchaser, threatened, against Purchaser which would reasonably be expected to prevent, or materially hinder or delay the consummation of any of the transactions contemplated hereby; and

(b)   There is no Action or Proceeding pending or, to the knowledge of Purchaser, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement or any of the Transaction Agreements.

5.5   No Brokers. Neither Purchaser nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

5.6   Financial Ability. Purchaser has sufficient cash on hand from Purchaser's immediately available internal funds and/or available credit facilities to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.

SECTION 6.   ACTION PRIOR TO THE CLOSING DATE

Purchaser and Seller covenant and agree to take the following actions between the date hereof and the Closing Date:

6.1   Regulatory and Other Approvals. Each Party will as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents or approvals of, make all filings with and give all notices to Governmental Authorities or any other Person required to consummate the transactions contemplated hereby, and (b) provide such other information to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith.

6.2    Investigation by Purchaser. Seller will (a) provide Purchaser and its directors, officers, employees, counsel, accountants, financial advisors, consultants and other representatives (collectively, "Representatives") with reasonable access, upon reasonable prior notice and during normal business hours, to the Assets and any relevant supporting facilities, but only to the extent that such access does not unreasonably interfere with the business and operations of Seller, and (b) promptly furnish Purchaser and such Representatives with all such information and data concerning the Assets as Purchaser or any of such Representatives reasonably may request in connection with such investigation, except to the extent that furnishing any such information or data would violate any Law, Order, Contract or License applicable to Seller.

6.3   Veeco Lease. The Parties will use reasonable commercial efforts to cause Veeco (a) to terminate its lease with Seller, dated June 11, 2004, on terms and conditions satisfactory to Seller; and (b) to enter into a substitute lease with Purchaser on terms and conditions satisfactory to Purchaser.

6.4   Designated Employees. Seller shall use reasonable commercial efforts to cause the Designated Employees to accept employment with Purchaser following the Closing.

6.5   Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party will use all reasonable efforts to cause the Closing to occur (including, without limitation, the use of commercially reasonable efforts to execute and deliver any documents reasonably requested by either Party and to satisfy such Party's conditions to Closing set forth herein). Each Party will promptly notify the other after learning of the occurrence of any event or circumstance which would reasonably be expected to cause any condition to Closing not to be satisfied. In such event, the Parties will negotiate in good faith during the seven (7) day period immediately after such notice to determine the consequences of such circumstance, and Seller or Buyer, as applicable, may elect to terminate this Agreement after the expiration of such seven (7) day period, which termination will be subject to Section 10.1 below.

SECTION 7.   EMPLOYEES

7.1   Offer of Employment. Purchaser shall offer employment as of the Closing Date to each of the employees identified on Schedule 7.1 (the "Designated Employees"), attached hereto (which Schedule includes the position and base salary or wage level of each Designated Employee), on at least the same wage rates or cash salary levels.

7.2   No Third Party Beneficiaries. Nothing herein is intended to, and shall not be construed to, create any third party beneficiary rights of any kind or nature, including, without limitation, the right of any Designated Employee or other individual to seek to enforce any right to compensation, benefits, or any other right or privilege of employment with Seller or Purchaser.

SECTION 8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under this Agreement shall, at the option of Purchaser, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

8.1   No Misrepresentation or Breach of Covenants and Warranties. The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects: (a) as of the date hereof; and (b) on and as of the Closing Date, as though made on such date. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller on or before the Closing Date, and Seller shall have delivered to Purchaser a certificate dated as of the Closing Date and signed by an authorized officer of Seller confirming the foregoing.

8.2   Necessary Governmental Approvals. All approvals and actions of or by all Governmental Authorities which are necessary to consummate the transactions contemplated hereby shall have been obtained or taken place, other than those as to which the failure to have been obtained or taken place would not reasonably be expected to result in a Material Adverse Effect.

8.3   Deliveries by Seller. Seller shall have delivered to Purchaser at Closing all of the items specified to be delivered by Seller in Section 3.3.

8.4   No Injunction. There shall not be in effect on the Closing Date any Court Order restraining or enjoining the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.

8.5   Employees. Each of the Designated Employees shall have accepted Purchaser's offer of employment.

SECTION 9.   CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

9.1   No Misrepresentation or Breach of Covenants and Warranties. The representations and warranties of Purchaser made in this Agreement shall be true and correct: (a) as of the date hereof; and (b) on and as of the Closing Date, as though made on such date. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or before the Closing Date; and Purchaser shall have delivered to Seller a certificate dated as of the Closing Date and signed by an authorized officer of Purchaser confirming the foregoing.

9.2   Necessary Governmental Approvals. All approvals and actions of or by all Governmental Authorities which are necessary to consummate the transactions contemplated hereby shall have been obtained or taken place, other than those as to which the failure to have been obtained or taken place would not reasonably be expected to result in any Liability to Seller or to result in any violation of any Law.

9.3   Payment of Purchase Price. Purchaser shall have paid to Seller the Purchase Price required to be paid pursuant to Section 1.2.

9.4   Delivery by Purchaser. Purchaser shall have delivered to Seller at Closing all of the items specified to be delivered by Purchaser in Section 3.2.

9.5   No Injunction. There shall not be in effect on the Closing Date any Court Order restraining or enjoining the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.

SECTION 10.         TERMINATION

10.1   Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)   At any time before the Closing, by written agreement of Seller and Purchaser;

(b)   At any time before the Closing, by Seller or Purchaser, upon notification to the other Party, in the event that any Order or Law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement; or

(c)   At any time after April 15, 2006 by Seller or Purchaser, upon notification to the other Party, if the Closing shall not have occurred and such failure to consummate is not caused by a breach of this Agreement by the terminating Party.

10.2   Effect of Termination If this Agreement is validly terminated pursuant to Section 10.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective Representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 12.2 and confidentiality in Section 12.3 will continue to apply following any such termination. Notwithstanding any other provision to the contrary, upon termination of this Agreement pursuant to Section 10.1(b) or (c), each Party will remain liable to the other Party for any willful breach of Section 6.5 of this Agreement by such Party existing at the time of such termination, and the non-breaching Party may seek such remedies against the other Party with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

SECTION 11.         SURVIVAL AND INDEMNIFICATION

11.1   Survival of Covenants, Representations and Warranties. The covenants, representations and warranties of Seller and Purchaser contained in this Agreement shall survive the Closing until the date that is twelve (12) months from the Closing Date. This Section shall not limit in any way the survival of any covenant or agreement of a Party to be performed after the Closing Date, which shall survive for the applicable period set forth herein.

11.2   Indemnification By Seller. After the Closing Date, Seller agrees to indemnify and hold harmless Purchaser from and against any and all Losses incurred by Purchaser arising from: (a) any breach of any warranty or the inaccuracy of any representation of Seller contained in this Agreement, and (b) any breach by Seller of, or failure by Seller to perform, any of its covenants or obligations contained in this Agreement.

11.3   Indemnification by Purchaser. After the Closing Date, Purchaser agrees to indemnify and hold harmless Seller from and against any and all Losses incurred by Seller arising from: (a) any breach of any warranty or the inaccuracy of any representation of Purchaser contained in this Agreement, and (b) any breach by Purchaser of, or failure by Purchaser to perform, any of its covenants or obligations contained in this Agreement.

11.4   Notice of Claims. In the event Purchaser or Seller seeks indemnification hereunder (such Party, an "Indemnified Party") such Party shall give promptly to the Party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a written notice (a "Claim Notice") describing in reasonable detail the facts giving rise to the claim for indemnification hereunder; provided, however, that the failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 11.4 shall not affect such Indemnified Party's rights except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.

11.5   Mitigation. Each of the Parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

11.6   Subrogation. Upon making any payment to the Indemnified Party for any indemnification claim, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third-person with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnitor.

11.7   Warranty. In addition to the representations and warranties made by Seller herein, Seller hereby warrants to Purchaser that the D180 and all Equipment shall remain in all material respects in good working order and condition for a period of 30 days after the Closing Date. This warranty is conditioned upon the absence of any kind of misuse or neglect.

SECTION 12.         GENERAL PROVISIONS

12.1   Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the other Party at the following addresses or facsimile numbers:

If to Seller, to:

APA Enterprises, Inc.
2950 N.E. 84th Lane
Blaine, MN 55449
Facsimile No.:
Attn: Anil K. Jain, Ph.D.

If to Purchaser, to:

International Rectifier Corporation
233 Kansas Street
El Segundo, CA 90245
Facsimile No.: (310) 726-8484
Attn: Executive Vice President and General Counsel

All such notices, requests and other communications will be deemed given upon receipt. Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

12.2   Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Section 10.2), whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

12.3   Confidentiality. Each Party hereto will hold, and will cause its Representatives to hold in strict confidence all documents and information concerning the other Party or any of its Affiliates furnished to it by the other Party or such other Party’s Representatives in connection with this Agreement or the transactions contemplated hereby unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder; provided that the foregoing covenant of confidentiality shall not apply to documents or information that is shown to have been (a) previously known by the receiving Party, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party or (c) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to the other Party to keep such documents and information confidential. In the event the transactions contemplated hereby are not consummated, upon the request of the other Party, each Party will, and will cause its Representatives to, promptly redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other Party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by such Party or its Representatives.

12.4   Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by a Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or afforded by Law, are cumulative and not alternative.

12.5   Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party.

12.6   No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

12.7   No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either Party without the prior written consent of the other Party and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law, and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned subsidiary, provided that such subsidiary agrees in writing to be bound by all of the provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

12.8    Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

12.9     Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable, and if the rights or obligations of a Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

12.10   Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of California applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

12.11   Jurisdiction; Waiver of Jury Trial. The Parties hereby agree that any Action or Proceeding arising out of or related to this Agreement shall be conducted only in the County of Los Angeles, California. Each Party hereby irrevocably consents and submits to the exclusive personal jurisdiction of and venue in the federal and state courts located in the County of Los Angeles, California. Each Party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each Party agrees that service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 12.1 shall be effective service in such Action or Proceeding. Nothing in this Section 12.11, however, shall affect the right of a Party to serve such summons, complaint or initial pleading in any other manner permitted by Law.

12.12   Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

12.13   Interpretation. The Schedules referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

12.14   Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof and contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.

12.15   Circular 230 Disclaimer. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT (1) NO PROVISION OF THIS AGREEMENT, AND NO WRITTEN COMMUNICATION OR DISCLOSURE BETWEEN OR AMONG THE PARTIES OR THEIR ATTORNEYS AND OTHER ADVISERS, IS OR WAS INTENDED TO BE, NOR SHALL ANY SUCH COMMUNICATION OR DISCLOSURE CONSTITUTE OR BE CONSTRUED OR BE RELIED UPON AS, TAX ADVICE WITHIN THE MEANING OF UNITED STATES TREASURY DEPARTMENT CIRCULAR 230 (31 CFR PART 10, AS AMENDED); (2) THE ACKNOWLEDGING PARTY (A) HAS RELIED EXCLUSIVELY UPON ITS OWN, INDEPENDENT LEGAL AND TAX ADVISERS FOR ADVICE (INCLUDING TAX ADVICE) IN CONNECTION WITH THIS AGREEMENT, (B) HAS NOT ENTERED INTO THIS AGREEMENT BASED UPON THE RECOMMENDATION OF ANY ATTORNEY OR ADVISOR TO THE OTHER PARTY, AND (C) IS NOT ENTITLED TO RELY UPON ANY COMMUNICATION OR DISCLOSURE BY ANY ATTORNEY OR ADVISER TO THE OTHER PARTY TO AVOID ANY TAX PENALTY THAT MAY BE IMPOSED ON THE ACKNOWLEDGING PARTY; AND (3) NO ATTORNEY OR ADVISER TO THE OTHER PARTY HAS IMPOSED ANY LIMITATION THAT PROTECTS THE CONFIDENTIALITY OF ANY SUCH ATTORNEY'S OR ADVISER'S TAX STRATEGIES (REGARDLESS OF WHETHER SUCH LIMITATION IS LEGALLY BINDING) UPON DISCLOSURE BY THE ACKNOWLEDGING PARTY OF THE TAX TREATMENT OR TAX STRUCTURE OF ANY TRANSACTION, INCLUDING ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed and delivered as of the day and year first written above.

APA ENTERPRISES, INC.		INTERNATIONAL RECTIFIER CORPORATION
By:	/s/ Anil K. Jain	By:	/s/ Alexander Lidow
Name:	Anil K. Jain	Name:	Alexander Lidow
Title:	CEO	Title:	CEO

Exhibit A

CERTAIN DEFINITIONS

In this Agreement, the following terms have the meanings specified or referred to in this Exhibit A and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

"Action or Proceeding" means any lawsuit, legal proceeding, litigation, arbitration or action.

"Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

"Agreement" means this Asset Purchase Agreement, together with the Schedules and Exhibits attached hereto.

"Assets" is defined in Section 1.1(a).

"Benefit Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock, stock option, leave of absence, layoff, vacation, dependent care, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan or arrangement, existing at the Closing Date, to which Seller contributes or has contributed on behalf of any Designated Employee.

"Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

"Closing" means the consummation of the transactions contemplated by Section 2.

"Closing Date" is defined in Section 2.1.

"Code" means the Internal Revenue Code of 1986, as amended.

"Court Order" means any judgment, order, writ, decision, injunction, award or decree of any foreign, federal, state, local or other court or tribunal and any ruling or award in any binding arbitration proceeding.

"Consumables" is defined in Section 1.1(a)(iii).

"D180" is defined in Section 1.1(a)(i).

"Designated Employee" is defined in Section 7.1.

"Encumbrance" means any lien, encumbrance, claim, charge, security interest, mortgage, deed of trust, pledge, easement, conditional sale or other title retention agreement, defect in title or other restriction of a similar kind.

"Equipment" is defined in Section 1.1(a)(iv).

"Expenses" means any and all reasonable out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

"GaN Intellectual Property" is defined in Section 1.1(a)(v).

"Governmental Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision thereof.

"Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, processes, formulae, trade dress, business and product names, logos, slogans, trade secrets, works of authorship, mask works, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

"IR" is defined in the preamble of this Agreement.

"Knowledge of Seller," "Seller's Knowledge" or "Knowledge," when used in connection with Seller, means, as to a particular matter, the actual knowledge of the officers of Seller.

"Law" means any law, statute, treaty, rule, regulation, ordinance, order, decree, consent decree or similar instrument or determination or award of an arbitrator or a court or any other Governmental Authority.

"Liability (and with correlative meaning, "Liabilities")" means all indebtedness, obligations, damages, fines, fees, and other liabilities (or contingencies that have not yet become liabilities), whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including without limitation, any fines, penalties, judgments, awards or settlements respecting any judicial, administrative or arbitration proceedings or any damages, losses, claims or demands with respect to any Law.

"Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

"Material Adverse Effect" means any change, circumstance or effect that has a material adverse effect on the Assets taken as a whole.

"Permits" means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, or any other Person, necessary for use of the Assets.

"Permitted Liens" is defined in Section 4.3.

"Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

"Purchase Price" is defined in Section 1.2.

"Purchaser" is defined in the preamble of this Agreement.

"Seller" is defined in the preamble of this Agreement.

"Spare Parts" is defined in Section 1.1(a)(ii).

"Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority.

"Transaction Agreements" means all agreements, instruments and documents being or to be executed and delivered by a Party pursuant to this Agreement.

"Veeco" is defined in Section 1.1(a)(i).

For the avoidance of doubt, unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the term "Section" refers to the specified Section of this Agreement; and (v) the term "including" means "including, without limitation." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Any representation or warranty contained herein as to the enforceability of a contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Exhibit B

PATENT AND TECHNOLOGY LICENSE AGREEMENT

Exhibit C

CONSULTING AGREEMENT

Exhibit D

BILL OF SALE

THIS BILL OF SALE is dated as of March 9, 2006 by and between International Rectifier Corporation, a Delaware corporation ("Purchaser") and APA Enterprises, Inc., a Minnesota corporation ("Seller").

WHEREAS, Purchaser and Seller have entered into an Asset Purchase Agreement, dated as of March 9, 2006 (the “Asset Purchase Agreement”; capitalized terms not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement), pursuant to which Seller has agreed to sell, transfer, convey, assign and deliver to Purchaser and Purchaser has agreed to purchase from Seller the assets described in Section 1.1 of the Asset Purchase Agreement (the "Assets");

WHEREAS, Seller desires to transfer and assign to Purchaser the Assets and Purchaser desires to accept the sale, transfer, conveyance, assignment and delivery thereof;

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller hereby irrevocably sells, transfers, conveys, assigns and delivers to Purchaser the Assets, TO HAVE AND TO HOLD the same unto Purchaser, its successors and assigns, forever.

Purchaser hereby accepts the sale, transfer, conveyance, assignment and delivery of the Assets.

At any time or from time to time after the date hereof, at Purchaser’s request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Assets.

This Bill of Sale may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of California applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof, except that if it is necessary in any other jurisdiction to have the law of such other jurisdiction govern this Bill of Sale in order for it to be effective in any respect, then the laws of such other jurisdiction shall govern this Bill of Sale to such extent.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Bill of Sale on the day and year first above written.

PURCHASER:

International Rectifier Corporation, a Delaware corporation

By:	/s/ Alexander Lidow
Name: Alexander Lidow
Title: CEO

SELLER:

APA Enterprises, Inc., a Minnesota corporation

By:	/s/ Anil K. Jain
Name: Anil K. Jain
Title: CEO

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